Exhibit 99.2

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

New Century Announces Stockholder Approval of Proposed REIT Conversion

Company’s Common Stock to Trade on the New York Stock Exchange

Irvine, CA, September 15, 2004, New Century Financial Corporation (Nasdaq: NCEN), one of the nation’s largest non-prime mortgage finance companies, announced that at its annual meeting of stockholders held today its stockholders voted to approve the proposal to restructure the company to allow it to qualify as a real estate investment trust (REIT) for U.S. federal income tax purposes.

“As a REIT, we believe we will be in a better position to achieve our long-term growth objectives, diversify our revenues in a more tax-efficient manner and increase stockholder value,” said Robert K. Cole, chairman and chief executive officer. “We thank our stockholders for supporting this historic transaction, which we expect to complete in October.”

New Century also announced that shares of common stock of New Century REIT, Inc., an entity New Century recently formed in connection with the REIT transaction to continue and expand its business, have been approved for listing on the New York Stock Exchange under the symbol “NEW,”

About New Century

New Century Financial Corporation is one of the nation’s largest non-prime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and New Century intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to, (i) New Century’s belief that as a REIT it will be in a better position to achieve its long-term growth objectives, diversify its revenues in a more tax-efficient manner and increase stockholder value, and (ii) New Century’s expectations regarding the timing of the completion of its conversion to a REIT and its ability to complete such conversion. New

Century cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the interest rate environment, (iii) the stability of residential property values, (iv) the potential effect of new state or federal laws or regulations, (v) the effect of increasing competition in New Century’s sector, (vi) New Century’s ability to maintain adequate financing facilities, (vii) the outcome of litigation or regulatory actions pending against New Century, and (viii) the satisfaction or, where permitted, waiver of the conditions specified in the agreement and plan of merger that is attached as an annex to the registration statement on Form S-4, as amended, filed with the Securities and Exchange Commission by New Century REIT, Inc. Additional information on these and other factors is contained in New Century’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, and its other periodic filings with the Securities and Exchange Commission and also in the registration statements on Form S-3 and S-4, as amended, filed with the Securities and Exchange Commission by New Century REIT, Inc. New Century assumes no obligation to update the forward-looking statements contained in this press release.

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